Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

SEALSQ Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.01 per share	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Other	Warrants	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Other	Rights	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
	Other	Units	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(3)	(3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—			—	—	—	—
	Total Offering Amounts
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due

(1)	Omitted pursuant to Form F-3 General Instruction II.E.

(2)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee rate in effect on the date of such fee payment.